Exhibit 4.2

WAIVER AGREEMENT TO THE BUSINESS COMBINATION AGREEMENT

This Waiver Agreement to the Business Combination Agreement (this “Waiver Agreement”) is made and entered into as of May 15, 2026 by and among (1) CANTOR EQUITY PARTNERS III, INC., a Cayman Islands exempted company (“SPAC”), (2) AIR LIMITED, a private limited company incorporated under the laws of Jersey (the “Company”), (3) AIR HOLDINGS LIMITED, a private limited company incorporated under the laws of Jersey (“PubCo”), (4) GENESIS CAYMAN MERGER SUB LIMITED, a Cayman Islands exempted company (“Cayman Merger Sub”), and (5) GENESIS JERSEY MERGER SUB LIMITED, a private limited company incorporated under the laws of Jersey (“Jersey Merger Sub”), being the parties to the Business Combination Agreement, dated as of November 7, 2025 (the “Business Combination Agreement”). Each of SPAC, the Company, PubCo, Cayman Merger Sub and Jersey Merger Sub will individually be referred to herein as a “Party” and, collectively, as the “Parties”. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Business Combination Agreement.

RECITALS

WHEREAS, Section 13.10 (Waiver) of the Business Combination Agreement provides that compliance with the covenants and conditions contained in the Business Combination Agreement may be waived by written instrument signed by the Party or Parties to be bound thereby.

WHEREAS, in accordance with Section 13.10 (Waiver) of the Business Combination Agreement, the Parties wish to waive the application of certain provisions of Section 3.1(b)(ii) (Lock-Up) of the Business Combination Agreement to the extent, and on the terms, set forth in this Waiver Agreement.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

Waiver

1.1.
Waiver of Lock-Up. Subject to the terms of this Waiver Agreement:
(a)
For the purposes of this Waiver Agreement, a “Round Lot PubCo Ordinary Share” means a PubCo Ordinary Share issued to a Company Shareholder pursuant to Section 3.1(b)(i) that is registered on the registration statement on Form F‑4 filed with the SEC pursuant to Section 8.14(a).
(b)
Each of the Parties hereby waives, with effect from the date hereof, the application of Section 3.1(b)(ii) (Lock-Up) of the Business Combination Agreement to the extent (and only to the extent) that Section 3.1(b)(ii) of the Business Combination Agreement would otherwise prohibit or restrict the Transfer of any Round Lot PubCo Ordinary Share. For the avoidance of doubt, any PubCo Ordinary Share issued to a Company Shareholder pursuant to Section 3.1(b)(i) of the Business Combination Agreement that is not a Round Lot PubCo Ordinary Share shall remain subject to Section 3.1(b)(ii) of the Business Combination Agreement in full.
(c)
The waiver set forth in Section 1.1(b) above shall not affect or limit any other Transfer restrictions applicable to Round Lot PubCo Ordinary Shares under applicable Law or under any other agreement to which a Company Shareholder may be a party.

1.2.
Effect of Waiver. The Parties hereby acknowledge and agree that this Waiver Agreement and the waiver set out in Section 1.1 above shall be effective as of the date hereof. This Waiver Agreement shall not constitute an amendment of, or supplement to, the Business Combination Agreement, and the Business Combination Agreement shall continue in full force and effect in accordance with its terms, as modified only by the waiver granted herein. This Waiver Agreement shall not constitute a waiver of any provision of the Business Combination Agreement or the Ancillary Documents other than as expressly set forth in Section 1.1 above, and shall not be construed as a waiver of, or consent to, any other action that would require a waiver or consent except as expressly stated herein. No failure or delay by any Party in exercising any right or remedy under the Business Combination Agreement (other than the right expressly waived hereby) shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right thereunder. This Waiver Agreement is without prejudice to any rights or claims of any Party arising under the terms of the Business Combination Agreement or other Ancillary Documents before the date of this Waiver Agreement.

ARTICLE II

GENERAL PROVISIONS

2.1.
Entire Agreement. This Waiver Agreement together with the Business Combination Agreement and the other Ancillary Documents: (a) constitute the entire agreement among the Parties with respect to their subject matter and supersede all prior and current agreements and understandings, both written and oral, among the Parties with respect to their subject matter; and (b) are not intended to confer upon any other Person other than the Parties any rights or remedies, except as expressly provided in the Business Combination Agreement.
2.2.
Other Provisions. The provisions of Article XIII (Miscellaneous) of the Business Combination Agreement shall, to the extent not already set forth in this Waiver Agreement, apply mutatis mutandis to this Waiver Agreement, and to the Business Combination Agreement as modified by this Waiver Agreement, taken together as a single agreement, reflecting the terms as modified hereby.
2.3.
Expenses. All expenses incurred in connection with this Waiver Agreement shall be paid by the Party incurring such expenses, subject to Section 11.3 of the Business Combination Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Waiver Agreement to the Business Combination Agreement to be executed as of the date first written above.

CANTOR EQUITY PARTNERS III, INC.

By:	/s/ Jane Novak
Name: Jane Novak
Title: Chief Financial Officer

[Signature Page to Waiver Agreement to the Business Combination Agreement (Project Genesis)]

IN WITNESS WHEREOF, the Parties have caused this Waiver Agreement to the Business Combination Agreement to be executed as of the date first written above.

AIR LIMITED

By:	/s/ Stuart Brazier
Name: Stuart Brazier
Title: Chief Executive Officer

[Signature Page to Waiver Agreement to the Business Combination Agreement (Project Genesis)]

IN WITNESS WHEREOF, the Parties have caused this Waiver Agreement to the Business Combination Agreement to be executed as of the date first written above.

AIR HOLDINGS LIMITED

By:	/s/ Stuart Brazier
Name: Stuart Brazier
Title: Chief Executive Officer

[Signature Page to Waiver Agreement to the Business Combination Agreement (Project Genesis)]

IN WITNESS WHEREOF, the Parties have caused this Waiver Agreement to the Business Combination Agreement to be executed as of the date first written above.

GENESIS CAYMAN MERGER SUB LIMITED

By:	/s/ Mary-Ann Orr
Name: Mary-Ann Orr
Title: Director

[Signature Page to Waiver Agreement to the Business Combination Agreement (Project Genesis)]

IN WITNESS WHEREOF, the Parties have caused this Waiver Agreement to the Business Combination Agreement to be executed as of the date first written above.

GENESIS JERSEY MERGER SUB LIMITED

By:	/s/ Mary-Ann Orr
Name: /s/ Mary-Ann Orr
Title: Director

[Signature Page to Waiver Agreement to the Business Combination Agreement (Project Genesis)]|